Exhibit 5.1

May 4, 2022

Pulse Biosciences, Inc.
3957 Point Eden Way
Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel to Pulse Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated May 4, 2022 (the “Prospectus Supplement”), of the Company, filed pursuant to Rule 424(b)(4) promulgated under the Securities Act of 1933, as amended (the “Act”).  The Prospectus Supplement forms a part of the Registration Statement on Form S-3 previously filed by the Company (Registration No. 333-246346) (the “Registration Statement”), which was declared effective on August 21, 2020.

The Prospectus Supplement relates to a rights offering (the “Rights Offering”) by the Company to the holders of its common stock, par value $0.001 per share (the “Common Stock”) as of 5:00 p.m., Eastern Time, on April 25, 2022 (the “Record Date”), as described in the Prospectus Supplement.  Pursuant to the Rights Offering, the Company plans to distribute non-transferable subscription rights to purchase units (the “Rights”) to its stockholders as of the Record Date, entitling the holders of such Rights to purchase an aggregate of up to $15,000,000 of units (the “Units”).  Each Unit will consist of one share Common Stock (collectively, the “Rights Shares”), one warrant to purchase Common Stock (collectively, the “Warrants”), and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Warrant Shares”).  The Company is filing a Current Report on Form 8-K dated May 4, 2022 (the “Form 8-K”) relating to the Rights Offering, which includes this opinion letter as an exhibit. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined the Registration Statement, together with the documents incorporated by reference therein,  the base prospectus contained in the Registration Statement (the “Base Prospectus”), the Prospectus Supplement (together with the Base Prospectus, the “Prospectus”), the form of certificate representing the Rights and the form of Warrant.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Units, including the Common Stock and Warrants, and the Common Stock issuable upon the valid exercise of the Warrants, will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (v) the legal capacity of all natural persons; (vi) that the Warrant Shares will be reserved for issuance upon such exercise; and (vii) with respect to Rights Shares and the Warrant Shares, that there will be sufficient shares of Common Stock authorized under the Company’s organizational documents that are not otherwise reserved for issuance. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

On the basis of the foregoing, we are of the opinion that:

1. the Rights, when issued, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Units, when duly executed and delivered upon valid exercise of the Rights, including without limitation, payment of the consideration therefor as contemplated in the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Rights Shares, when issued and delivered as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

4. The Warrants, when duly executed and delivered as contemplated in the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Warrant Shares, when issued upon the valid exercise of the Warrants in accordance with their terms, including without limitation, payment of the consideration therefor as described therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

BAKER & HOSTETLER LLP